Exhibit 99.1

GOLDFIELD REPORTS 2013 THIRD QUARTER RESULTS
MELBOURNE, Florida, November 12, 2013 - The Goldfield Corporation (NYSE MKT: GV) today announced its earnings for the three and nine months ended September 30, 2013. The Goldfield Corporation headquartered in Florida, through its subsidiary, Southeast Power Corporation, is a leading provider of construction services to electric utilities, with operations primarily in the southeastern, mid-Atlantic, and western regions of the United States.
Nine months ended September 30, 2013
Revenue for the nine months ended September 30, 2013 increased 18.8% to $66.4 million from $55.9 million in the comparable prior year period. This increase was attributable to higher electrical construction revenue.
Income from continuing operations before tax for the nine months ended September 30, 2013, decreased to $5.2 million from $10.5 million in the same period in 2012. This decrease largely resulted from approximately $3.7 million of additional subcontractor and equipment expenses on the South Texas Electric Cooperative (“STEC”) project, to make up for delays occasioned by unanticipated weather conditions in order to ensure completion by the August 30th target date. Also contributing to the decrease in operating income were project losses of approximately $1.1 million, resulting from the unsatisfactory performance of a subcontractor which had to be replaced on two other large projects.
Net income for the nine months ended September 30, 2013 was $2.4 million, or $0.09 per share, compared to net income of $7.7 million, or $0.30 per share, in the comparable prior year period. This decrease resulted from the expenses noted above and a special charge of $748,440 (after tax) in discontinued operations in connection with an EPA matter relating to a mining property owned over 50 years ago.
Three months ended September 30, 2013
Revenue for the three months ended September 30, 2013 increased 18.5% to $23.3 million from $19.7 million in the comparable prior year period.
Income from continuing operations before tax for the three months ended September 30, 2013, decreased to $2.2 million from $3.9 million in the same period in 2012. This decrease was mainly due to project losses of approximately $1.1 million, attributable to the unsatisfactory performance of a subcontractor which had to be replaced on two other large projects noted above. In addition, special expenses were incurred to achieve the timely completion of the STEC project in August 2013.
Net income for the three months ended September 30, 2013 was $1.3 million, or $0.05 per share, compared to net income of $2.6 million, or $0.10 per share, in the comparable prior year period. This decrease was mainly due to the aforementioned project losses recognized during the three months ended September 30, 2013, as well as additional expenses on the STEC project.
John H. Sottile, President and Chief Executive Officer of Goldfield said, “The steadily increasing revenues reflect the inherent strength of our electrical construction operation. Our challenge is to avoid, to the extent possible, the sort of special charges that have dampened our results.” “We are working on this,” Mr. Sottile added.

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About Goldfield
Goldfield is a leading provider of electrical construction and maintenance services in the energy infrastructure industry, primarily in the southeastern, mid-Atlantic, and western regions of the United States. The company specializes in installing and maintaining electrical transmission lines for a wide range of electric utilities.
For additional information on our third quarter results, please refer to our Quarterly Report on Form 10-Q being filed with the Securities and Exchange Commission and visit the Company's website at http://www.goldfieldcorp.com.

This press release includes forward-looking statements within the meaning of the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995 throughout this document. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” and “continue” or similar words. We have based these statements on our current expectations about future events. Although we believe that our expectations reflected in or suggested by our forward-looking statements are reasonable, we cannot assure you that these expectations will be achieved. Our actual results may differ materially from what we currently expect. Factors that may affect the results of our operations include, among others: the level of construction activities by public utilities; the concentration of revenue from a limited number of utility customers; the loss of one or more significant customers; the timing and duration of construction projects for which we are engaged; our ability to estimate accurately with respect to fixed price construction contracts; and heightened competition in the electrical construction field, including intensification of price competition. Other factors that may affect the results of our operations include, among others: adverse weather; natural disasters; effects of climate changes; changes in generally accepted accounting principles; ability to obtain necessary permits from regulatory agencies; our ability to maintain or increase historical revenue and profit margins; general economic conditions, both nationally and in our region; adverse legislation or regulations; availability of skilled construction labor and materials and material increases in labor and material costs; and our ability to obtain additional and/or renew financing. Other important factors which could cause our actual results to differ materially from the forward-looking statements in this press release are detailed in the Company's Risk Factors and Management's Discussion and Analysis of Financial Condition and Results of Operation sections of our Annual Report on Form 10-K and Goldfield's other filings with the Securities and Exchange Commission, which are available on Goldfield's website: http://www.goldfieldcorp.com. We may not update these forward-looking statements, even in the event that our situation changes in the future, except as required by law.

For further information, please contact:
The Goldfield Corporation
Phone:    (321) 724-1700
Email:     investorrelations@goldfieldcorp.com

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The Goldfield Corporation and Subsidiaries
Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Revenue
Electrical construction	$23,308,530	$19,127,906	$65,955,156	$54,712,899
Other	1,762	550,510	447,786	1,189,810
Total revenue	23,310,292	19,678,416	66,402,942	55,902,709
Costs and expenses
Electrical construction	18,590,749	13,474,473	53,885,682	39,385,078
Other	1,762	381,956	361,128	780,479
Selling, general and administrative	1,075,834	858,009	2,946,863	2,622,729
Depreciation	1,281,946	953,604	3,693,818	2,573,045
Loss (gain) on sale of property and equipment	27,888	42,757	433	(154,502)
Total costs and expenses	20,978,179	15,710,799	60,887,924	45,206,829
Total operating income	2,332,113	3,967,617	5,515,018	10,695,880
Other income (expenses), net
Interest income	6,238	5,974	17,506	17,300
Interest expense	(159,065)	(106,513)	(444,398)	(207,515)
Other income, net	57,479	605	86,040	21,157
Total other expenses, net	(95,348)	(99,934)	(340,852)	(169,058)
Income from continuing operations before income taxes	2,236,765	3,867,683	5,174,166	10,526,822
Income tax provision	955,108	1,253,117	2,054,808	2,821,728
Income from continuing operations	1,281,657	2,614,566	3,119,358	7,705,094
Loss from discontinued operations, net of tax benefit of $451,560 in 2013	—	—	(748,440)	—
Net income	$1,281,657	$2,614,566	$2,370,918	$7,705,094

Net income per share of common stock — basic and diluted
Continuing operations	$0.05	$0.10	$0.12	$0.30
Discontinued operations	—	—	(0.03)	—
Net income	$0.05	$0.10	$0.09	$0.30
Weighted average shares outstanding — basic and diluted	25,451,354	25,451,354	25,451,354	25,451,354

The Goldfield Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

	September 30,	December 31,
	2013	2012
ASSETS
Current assets
Cash and cash equivalents	$9,332,522	$7,845,943
Accounts receivable and accrued billings, net	13,439,389	13,288,812
Real estate inventory	395,062	351,634
Costs and estimated earnings in excess of billings on uncompleted contracts	5,392,282	7,411,544
Income taxes receivable	949,474	—
Deferred income taxes	474,050	773,307
Residential properties under construction	1,217,179	215,648
Prepaid expenses	764,388	974,278
Other current assets	74,392	193,737
Total current assets	32,038,738	31,054,903

Property, buildings and equipment, at cost, net	30,950,456	23,817,328
Notes receivable, less current portion	115,710	151,861
Deferred charges and other assets	2,586,255	2,094,435
Total assets	$65,691,159	$57,118,527

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$7,745,038	$6,637,932
Current portion of notes payable	5,894,888	4,219,720
Income taxes payable	—	1,001,062
Accrued remediation costs	228,682	—
Other current liabilities	1,074,753	374,052
Total current liabilities	14,943,361	12,232,766

Deferred income taxes	5,155,933	4,045,820
Other accrued liabilities	20,939	10,556
Notes payable, less current portion	15,006,579	13,535,956
Accrued remediation costs	900,000	—
Total liabilities	36,026,812	29,825,098
Commitments and contingencies
Stockholders' equity
Common stock	2,781,377	2,781,377
Capital surplus	18,481,683	18,481,683
Retained earnings	9,709,474	7,338,556
Common stock in treasury, at cost	(1,308,187)	(1,308,187)
Total stockholders' equity	29,664,347	27,293,429
Total liabilities and stockholders' equity	$65,691,159	$57,118,527